UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


         In re:                         )    Chapter 11
                                        )
         LOEHMANN'S, INC.,              )    Case No. 99-1138 (MFW)
                                        )
                              Debtor.   )


                             SECOND AMENDED PLAN OF
                       REORGANIZATION OF LOEHMANN'S, INC.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE,
               AS MODIFIED ON JULY 28, 2000 AND SEPTEMBER 6, 2000


                         PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                         Alan W. Kornberg
                         Jeffrey D. Saferstein
                         Susan E. Welber
                         1285 Avenue of the Americas
                         New York, New York  10019-6064
                         (212) 373-3000

                                      -and-

                         YOUNG CONAWAY STARGATT & TAYLOR, LLP
                         James L. Patton, Jr.
                         Pauline K. Morgan
                         1110 N. Market Street
                         P.O. Box 391
                         Rodney Square North, 11th Floor
                         Wilmington, Delaware 19801
                         (302) 571-6600

                         Attorneys for the Debtor


Dated:     Wilmington, Delaware
           September 6, 2000

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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

I.       DEFINITIONS AND CONSTRUCTION OF TERMS.................................1
         A.   Definitions......................................................1
         B.   Interpretation, Application of Definitions and Rules of
              Construction....................................................12

II.      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS........................13
         A.   Introduction....................................................13
              1.  Unclassified Claims (not entitled to vote on the Plan)......13
              2.  Unimpaired Classes of Claims (deemed to have accepted the
                  Plan and, therefore, not entitled to vote on the Plan)......13
              3.  Impaired Class of Claims (entitled to vote on the Plan).....14
              4. Impaired Class of Equity Interests (deemed to have rejected the Plan and, therefore, not entitled to vote on the Plan) .14

III.     TREATMENT OF ADMINISTRATIVE
         EXPENSE CLAIMS AND PRIORITY TAX CLAIMS...............................14
         A.   Administrative Claims...........................................14
         B.   Professional Compensation And Reimbursement Claims..............15
         C.   Priority Tax Claims.............................................15

IV.      TREATMENT OF CLAIMS AND EQUITY INTERESTS.............................16
         A.   Class 1 - Other Priority Claims.................................16
              1.  Distributions...............................................16
              2.  Impairment and Voting.......................................16
         B.   Class 2 - Other Secured Claims..................................16
              1.  Distributions...............................................16
              2.  Impairment and Voting.......................................16
         C.   Class 3 - DIP Financing Claims..................................17
              1.  Distributions...............................................17
              2.  Impairment and Voting.......................................17
         D.   Class 4 - Convenience Claims....................................17
              1.  Distributions...............................................17
              2.  Impairment and Voting.......................................17
              3.  Election to be Treated as a Convenience Claim...............17
         E.   Class 5 - General Unsecured Creditors...........................18
              1.  Distributions...............................................18
              2.  Impairment and Voting.......................................18
         F.   Class 6 - Equity Interests......................................19
              1.  Distributions...............................................19
              2.  Impairment and Voting.......................................19

                                        i

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                                                                            PAGE
                                                                            ----

V.       PROVISIONS REGARDING CORPORATE
         GOVERNANCE AND MANAGEMENT
         OF LOEHMANN'S HOLDINGS AND
         THE REORGANIZED DEBTOR...............................................19
         A.   Formation of Holding Company....................................19
         B. Directors and Officers of Loehmann's Holdings and Reorganized Loehmann's; Amended Certificate of Incorporation and Amended
              By-Laws.........................................................19
              1.  Loehmann's Holdings.........................................19
              2.  Reorganized Loehmann's......................................20
         C.   Securities to Be Issued Pursuant to the Plan....................20
              1.  New Common Stock............................................20
              2.  New Senior Notes............................................21
         D.   Securities Laws Matters.........................................21
         E.   Loehmann's Holdings Equity Incentive Plan.......................21

VI.      MEANS OF IMPLEMENTATION, PROVISIONS
         REGARDING VOTING AND DISTRIBUTIONS
         UNDER THE PLAN AND TREATMENT OF
         DISPUTED, CONTINGENT AND UNLIQUIDATED
         ADMINISTRATIVE CLAIMS AND CLAIMS.....................................22
         A.   Voting of Claims................................................22
         B.   Distributions...................................................22
              1.  Method of Distributions Under the Plan......................22
              2.  Disputed General Unsecured Claims...........................26
              3.  Objections To And Resolution Of Administrative
                  Claims and Claims; Administrative, Priority
                  and Convenience Claims Reserve..............................26
              4.  Allowance of Disputed Administrative, Priority and
                  Convenience Claims..........................................27
              5.  Release of Shares and Notes from Disputed Claims
                  Reserve.....................................................27
              6.  Allocation of Consideration.................................27
              7.  Cancellation and Surrender of Existing Securities
                  and Agreements..............................................28
         C.   Estimation......................................................28
         D.   Administrative Claims of Indenture Trustee......................28
         E.   Nonconsensual Confirmation......................................29
         F.   The Amended Certificate of Incorporation, the Amended
              By-Laws and Other Implementation Documents......................29

                                       ii

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                                                                            PAGE
                                                                            ----

VII.     EFFECT OF CONFIRMATION OF THIS PLAN..................................29
         A.   Continued Corporate Existence...................................29
         B.   Vesting of Assets...............................................29
         C.   Discharge of the Debtor.........................................30
         D.   Injunction......................................................30
         E.   Extinguishment of Causes of Action Under the
              Avoiding Power Provisions.......................................30
         F.   Votes Solicited in Good Faith...................................31
         G.   Administrative Claims Incurred after the Confirmation Date......31
         H.   The Debtor's Release............................................31
         I.   Exculpation, Release and Injunction of Released Parties.........32
              1.  Exculpation.................................................32
              2.  Injunction..................................................32
              3.  Limitation of Governmental Releases.........................32
         J.   Term of Bankruptcy Injunction or Stays..........................33
         K.   Preservation of Insurance.......................................33
         L.   Officers' and Directors' Indemnification Rights and Insurance...33

VIII.    RETENTION OF JURISDICTION............................................33

IX.      MISCELLANEOUS PROVISIONS.............................................34
         A.   Payment of Statutory Fees.......................................34
         B.   Dissolution of Creditors Committee..............................34
         C.   Modification of the Plan........................................34
         D.   Governing Law...................................................35
         E.   Filing or Execution of Additional Documents.....................35
         F.   Withholding and Reporting Requirements..........................35
         G.   Exemption From Transfer Taxes...................................35
         H.   Section 1145 Exemption..........................................35
         I.   Waiver of Federal Rule of Civil Procedure 62(a).................36
         J.   Headings........................................................36
         K.   Exhibits/Schedules..............................................36
         L.   Notices.........................................................36
         M.   Plan Supplement.................................................36
         N.   Conflict........................................................37
         O.   Setoff by the United States.....................................37

X.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............................37

XI.      BENEFIT PLANS........................................................38

                                       iii

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                                                                            PAGE
                                                                            ----

XII.     EFFECTIVENESS OF THE PLAN............................................38
         A.   Conditions Precedent to Effectiveness...........................38
         B.   Waiver of Conditions............................................38
         C.   Effect of Failure of Conditions.................................39
         D.   Vacatur of Confirmation Order...................................39

                  Loehmann's, Inc. proposes the following second amended plan of reorganization, as modified on July 28, 2000 and September 6, 2000, under section 1121(a) of the Bankruptcy Code.

                                       I.

                                 DEFINITIONS AND CONSTRUCTION OF TERMS

                  A. DEFINITIONS. Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:


ADMINISTRATIVE CLAIM                    means any right to payment constituting
                                        a cost or expense of administration of
                                        the Chapter 11 Case of a kind specified
                                        under section 503(b) of the Bankruptcy
                                        Code and entitled to priority under
                                        section 507(a)(1), 507(b) or 1114(e)(2)
                                        of the Bankruptcy Code, including,
                                        without limitation, any actual and
                                        necessary costs and expenses of
                                        preserving the Debtor's estate, any
                                        actual and necessary costs and expenses
                                        of operating the Debtor's business, any
                                        indebtedness or obligations incurred or
                                        assumed by the Debtor in Possession in
                                        connection with the conduct of its
                                        business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Debtor's estate under section 1930 of chapter 123 of title 28 of the United States Code.

ADMINISTRATIVE, PRIORITY AND            has the meaning assigned to such term in
CONVENIENCE CLAIMS RESERVE              Article VI.B.3(b)(i) of the Plan.

ALLOWED CLAIM                           means, with reference to any Claim, (a)
                                        any Claim against the Debtor which has
                                        been listed by the Debtor in its
                                        Schedules, as such Schedules may be
                                        amended by the Debtor from time to time
                                        in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no contrary proof of claim has been filed, (b) any Claim specifically allowed under the Plan, (c) any Claim which is not Disputed or (d) any Claim the amount or existence of which, if Disputed, (i) has been determined by a Final Order of a court of competent jurisdiction other than the Court, or
                                        (ii) has been allowed by Final Order of
                                        the Court; PROVIDED, HOWEVER, that any
                                        Claims allowed solely for the purpose of voting to accept the Plan pursuant to an order of the Court shall not be considered "Allowed Claims" hereunder.

AMENDED BY-LAWS means the Amended and Restated By-Laws of Reorganized Loehmann's, which shall be in substantially the form contained in the Plan Supplement.

AMENDED CERTIFICATE OF INCORPORATION    means the amended and restated
                                        Certificate of Incorporation of
                                        Reorganized Loehmann's, which shall be
                                        in substantially the form contained in
                                        the Plan Supplement.

AVAILABLE NOTES                         means all New Senior Notes to be
                                        distributed to holders of Allowed
                                        General Unsecured Claims, less the
                                        number of New Senior Notes deposited
                                        into the Disputed Claims Reserve.

AVAILABLE SHARES                        means all shares of New Common Stock to
                                        be distributed to the holders of Allowed
                                        General Unsecured Claims, less the
                                        number of shares of New Common Stock
                                        deposited into the Disputed Claims
                                        Reserve.

BALLOTS means each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim (other than to holders not entitled to vote on the Plan) upon which is to be indicated, among other things, acceptance or rejection of the Plan.

BANKRUPTCY CODE                         means title 11 of the United States
                                        Code, 11 U.S.C.ss.ss. 101 ET SEQ., as in effect on the date hereof.

BANKRUPTCY RULES                        means the Federal Rules of Bankruptcy
                                        Procedure as promulgated by the United
                                        States Supreme Court under section 2075
                                        of title 28 of the United States Code,
                                        and local rules of the Court, as the
                                        context may require.

BUSINESS DAY                            means any day on which commercial banks
                                        are open for business, and not
                                        authorized to close, in the City of New
                                        York, New York, except any day
                                        designated as a legal holiday by
                                        Bankruptcy Rule 9006(a).

CASH                                    means legal tender of the United States
                                        of America.

CAUSES OF ACTION                        means all claims, choses in action and
                                        causes of action (including those
                                        assertable derivatively), liabilities,
                                        obligations, suits, debts, sums of
                                        money, damages, demands, judgments,
                                        whether known or unknown, now owned or
                                        hereafter acquired by the Debtor, and
                                        the Cash and non-Cash proceeds thereof,
                                        whether arising under the Bankruptcy
                                        Code or other Federal, state or foreign
                                        law, equity or otherwise, including,
                                        without limitation, any causes of action arising under sections 510, 544, 547, 548, 549, 550, 551 or any other section of the Bankruptcy Code.

CHAPTER 11 CASE                         means the chapter 11 case commenced by
                                        the Debtor.

CLAIM means any claim against the Debtor as such term is defined in section 101(5) of the Bankruptcy Code.

CLASS                                   means a group of Claims or Equity
                                        Interests as classified under the Plan.

COLLATERAL                              means any property or interest in
                                        property of the Debtor's estate subject
                                        to a Lien to secure the payment or
                                        performance of a Claim, which Lien is
                                        not subject to avoidance under the
                                        Bankruptcy Code or otherwise invalid
                                        under the Bankruptcy Code or applicable
                                        state law.

CONFIRMATION DATE                       means the date on which the Confirmation
                                        Order is entered by the Court.

CONFIRMATION HEARING                    means the hearing to consider
                                        confirmation of the Plan pursuant to
                                        section 1128 of the Bankruptcy Code, as
                                        it may be adjourned or continued from
                                        time to time.

CONFIRMATION ORDER                      means the order entered by the Court
                                        confirming the Plan pursuant to section
                                        1129 of the Bankruptcy Code.

CONVENIENCE CLAIMS                      means and includes any Claim which would
                                        otherwise be a General Unsecured Claim
                                        that (i) is Allowed in an amount of
                                        $2,000 or less and (ii) is Allowed in
                                        the amount of greater than $2,000 but
                                        which is reduced to $2,000 by the
                                        election of the holder thereof pursuant
                                        to the holder's Ballot.

COURT means, (a) the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Case; (b) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of Delaware; and (c) any other court having jurisdiction over the Chapter 11 Case.

CREDITORS COMMITTEE                     means the Official Committee of
                                        Unsecured Creditors appointed by the
                                        United States Trustee in the Chapter 11
                                        Case, as constituted from time to time.

DEBTOR                                  means Loehmann's, Inc.

DEBTOR IN POSSESSION                    means the Debtor in its capacity as
                                        debtor in possession in the Chapter 11
                                        Case pursuant to sections 1107(a) and
                                        1108 of the Bankruptcy Code.

DIP CREDIT FACILITY                     means that certain Ratification and
                                        Amendment Agreement dated as of May 19,
                                        1999 between Loehmann's, Inc. and
                                        Congress Financial Corporation, as
                                        amended from time to time.

DIP FINANCING CLAIMS                    means all Claims arising under or
                                        relating to the DIP Credit Facility and
                                        all agreements and instruments relating
                                        thereto.

DISCLOSURE STATEMENT                    means the written disclosure statement
                                        that relates to this Plan, as approved
                                        by the Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule
                                        3017, as such disclosure statement may
                                        be amended, modified or supplemented
                                        from time to time.

DISPUTED CLAIM                          means (a) any Claim, proof of which was
                                        not timely or properly filed and which
                                        has been or hereafter is listed on the
                                        Schedules as unliquidated, disputed or
                                        contingent, or is not listed in the
                                        Schedules; (b) any Claims as to which
                                        the Debtor, the Creditors Committee or
                                        any other party in interest has filed an objection or request for estimation on or before the Effective Date or such other applicable limitation period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy
                                        Court, except to the extent that such
                                        objection or request for estimation is
                                        withdrawn or determined by a Final Order in favor of the holder of such Claim; or
                                        (c) any Claim as to which a proof of
                                        claim is timely and properly filed,
                                        except to the extent that the amount
                                        asserted in such proof of claim does not exceed the liquidated, undisputed and noncontingent amount set forth in the Schedules with respect to such Claim. A
                                        Claim that is a Disputed Claim under
                                        subsection (b) of this definition shall
                                        cease to be Disputed upon the withdrawal of such objection or request for estimation or a determination thereon by a Final Order in favor of the holder of such Claim.

DISPUTED CLAIMS RESERVE                 means any New Senior Notes and shares of
                                        New Common Stock issued to the Transfer
                                        Agent for distribution on Subsequent
                                        Distribution Dates and the Final
                                        Distribution Date pursuant to Article
                                        VI.B.1(f) of the Plan.

EFFECTIVE DATE                          means the first Business Day on which
                                        all of the conditions specified in
                                        Article XII.A of the Plan have been
                                        satisfied or waived in accordance with
                                        Article XII.B. of the Plan; PROVIDED,
                                        HOWEVER, that if a stay of the
                                        Confirmation Order is in effect on such
                                        date, the Effective Date will be the
                                        first Business Day after such stay is no longer in effect.

EQUITY INCENTIVE PLAN                   has the meaning assigned to such term in
                                        Article V.E. of the Plan.

EQUITY INTEREST OR INTEREST             means any share of preferred stock or
                                        common stock or other instrument
                                        evidencing an ownership interest in the
                                        Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

FINAL DISTRIBUTION DATE                 means the date on which Reorganized
                                        Loehmann's makes a final distribution
                                        pursuant to Article VI.B.1.(e) of this
                                        Plan. The Final Distribution Date shall
                                        be a date, as determined by Reorganized
                                        Loehmann's, in consultation with the
                                        Creditors Committee, after resolution of all Disputed Claims.

FINAL ORDER                             means an order or judgment of the Court,
                                        or other court of competent
                                        jurisdiction, as entered on the docket
                                        in the Chapter 11 Case, the operation or effect of which has not been stayed, reversed, vacated or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending.

GENERAL UNSECURED CLAIM                 means a Claim that is not a Secured
                                        Claim, Administrative Claim, Priority
                                        Tax Claim, Other Priority Claim or
                                        Convenience Claim, and shall include,
                                        without limitation, (a) Claims of trade
                                        creditors of Loehmann's, (b) Claims of
                                        customers of Loehmann's that are not
                                        Priority Claims, (c) Claims of employees of Loehmann's that are not Priority
                                        Claims, (d) Claims arising as a result
                                        of the rejection by Loehmann's of
                                        executory contracts or unexpired leases
                                        pursuant to section 365 of the
                                        Bankruptcy Code, (e) Claims arising as a result of pre-Petition Date litigation against Loehmann's that are not subordinated under section 510(b) of the Bankruptcy Code and (f) Senior Note
                                        Claims.

GOVERNMENT                              has the meaning assigned to such term in
                                        Article VII.I.3 of the Plan.

IMPAIRED means, when used with reference to a Claim, a Claim that is impaired within the meaning of section 1124 of the Bankruptcy Code.

INDENTURE TRUSTEE                       means, with respect to the Senior Note
                                        Indenture, United States Trust Company
                                        of New York, in its capacity as trustee
                                        under such indenture.

INDENTURE TRUSTEE EXPENSES              means any reasonable fees and reasonable
                                        documented out-of-pocket costs and
                                        expenses incurred after the Petition
                                        Date and through and including the Final
                                        Distribution Date by the Indenture
                                        Trustee. Such amounts shall include,
                                        without limitation, the reasonable
                                        documented out-of-pocket costs and
                                        expenses and reasonable fees of legal
                                        counsel to the Indenture Trustee (as
                                        determined in accordance with the
                                        Indenture).

INFORMAL NOTEHOLDERS COMMITTEE          means the informal committee of certain
                                        holders of Senior Notes that was formed
                                        subsequent to the Petition Date.

INITIAL DISTRIBUTION DATE               means the Effective Date or as soon
                                        thereafter as practicable.

INITIAL HOLDER                          means (a) any person or entity who will
                                        initially hold New Common Stock on the
                                        Effective Date, (b) any investment fund
                                        for which any person thereof acts as
                                        manager, (c) any partnership or other
                                        entity for which any person thereof acts directly or indirectly as a general partner, managing member or controlling stockholder, and (d) any person otherwise affiliated with any of the foregoing individuals or entities.

LIEN has the meaning set forth in section 101 of the Bankruptcy Code.

LOEHMANN'S                              means Loehmann's, Inc.

LOEHMANN'S HOLDINGS                     means the holding company to be formed
                                        on the Effective Date which shall own
                                        100% of Reorganized Loehmann's and which shall issue the New Senior Notes and New
                                        Common Stock.

LOEHMANN'S HOLDINGS BY-LAWS             means the By-Laws of Loehmann's
                                        Holdings, which shall be in
                                        substantially the form contained in the
                                        Plan Supplement.

LOEHMANN'S HOLDINGS CERTIFICATE OF      means the Certificate of Incorporation
INCORPORATION                           of Loehmann's Holdings, which shall be
                                        in substantially the form contained in
                                        the Plan Supplement.

NEW COMMON STOCK                        means the common stock of Loehmann's
                                        Holdings, par value $.01 per share, to
                                        be authorized and issued by Loehmann's
                                        Holdings on the Effective Date pursuant
                                        to the Plan.

NEW NOTES INDENTURE                     has the meaning assigned to such term in
                                        Article V.C.2 of the Plan.

NEW NOTES INDENTURE TRUSTEE             means the bank or trust company that
                                        will serve as trustee under the New
                                        Notes Indenture.

NEW SENIOR NOTES                        means up to $25,000,000 in promissory
                                        notes authorized and to be issued
                                        pursuant to the Plan and the New Notes
                                        Indenture, on the terms and subject to
                                        the conditions described in Exhibit "A"
                                        hereto, and which shall be in
                                        substantially in the form contained in
                                        the Plan Supplement.

OLD COMMON STOCK                        means the common and preferred stock,
                                        par value $.01 per share, issued by
                                        Loehmann's and outstanding on the
                                        Petition Date.

OTHER PRIORITY CLAIM                    means Claims entitled to priority
                                        pursuant to section 507(a) of the
                                        Bankruptcy Code (other than
                                        Administrative Claims and Priority Tax
                                        Claims), including, without limitation,
                                        certain allowed employee compensation
                                        and benefit claims of the Debtor's
                                        employees incurred within ninety (90)
                                        and one hundred eighty (180) days,
                                        respectively, prior to the Petition
                                        Date.

OTHER SECURED CLAIMS                    means any Claim, other than the DIP
                                        Financing Claims, to the extent
                                        reflected in the Schedules or a proof of claim filed as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section
                                        506(a) of the Bankruptcy Code, or, in
                                        the event that such Claim is subject to
                                        setoff under section 553 of the
                                        Bankruptcy Code, to the extent of such
                                        setoff.

PETITION DATE                           means May 18, 1999, the date on which
                                        the Debtor filed its petition for relief commencing the Chapter 11 Case.

PLAN means this Plan, as it may be amended or modified from time to time, together with all addenda, exhibits, schedules or other attachments, if any.

PLAN SUPPLEMENT                         means the forms of documents specified
                                        in Article IX.M. of the Plan.

PRO RATA means, at any time, the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims) in such Class, unless in each case the Plan provides otherwise.

PRIORITY TAX CLAIM                      means any unsecured Claim held by a
                                        governmental unit entitled to a priority in right of payment under section
                                        507(a)(8) of the Bankruptcy Code.

QUARTER means the period beginning on the Effective Date and ending on the immediately succeeding October 31, January 31, April 30 or July 31, and each three-month period thereafter, as the context may require.

RECORD DATE                             means the record date for purposes of
                                        making distributions under the Plan on
                                        account of Allowed Claims which date
                                        shall be the Confirmation Date.

REGISTRATION RIGHTS AGREEMENT           means a registration rights agreement by
                                        Loehmann's Holdings in favor of certain
                                        Initial Holders, which shall be in
                                        substantially the form contained in the
                                        Plan Supplement.

RELEASED PARTIES                        has the meaning assigned to such term in
                                        Article VII.H. of the Plan.

REORGANIZED DEBTOR                      means the Debtor, or any successor
                                        thereto by merger, consolidation, or
                                        otherwise, on and after the Effective
                                        Date.

REORGANIZED LOEHMANN'S                  means Loehmann's, or any successor
                                        thereto by merger, consolidation, or
                                        otherwise, on and after the Effective
                                        Date.

SCHEDULES                               means the schedules of assets and
                                        liabilities, statements of financial
                                        affairs, and lists of holders of Claims
                                        and Equity Interests filed with the
                                        Court by the Debtor, including any
                                        amendments or supplements thereto.

SCHEDULED                               means, with respect to any Claim or
                                        Equity Interest, the status and amount,
                                        if any, of such Claim or Equity Interest as set forth in the Schedules.

SECURED CLAIM                           means a Claim that is secured by a Lien
                                        on property or interests in property, in which the Debtor has an interest, to the extent of the value as of the Effective
                                        Date, or such other date as is
                                        established by the Court, of such
                                        interest or Lien determined by a Final
                                        Order of the Court pursuant to Section
                                        506 of the Bankruptcy Code or as
                                        otherwise agreed upon in writing by the
                                        Debtor and the holder of such Claim.

SENIOR NOTE CLAIMS                      means all Claims directly or indirectly
                                        arising from or under or related in any
                                        way to the Senior Note Indenture, the
                                        Senior Notes, and any of the documents,
                                        instruments and agreements relating
                                        thereto, as amended, supplemented or
                                        modified, except Indenture Trustee
                                        Expenses.

SENIOR NOTE INDENTURE                   means that certain Indenture, dated as
                                        of May 10, 1996 between Loehmann's, as
                                        issuer, and United States Trust Company
                                        of New York, as Trustee, pursuant to
                                        which the 117/8% Senior Notes were
                                        issued, together with any amendments or
                                        supplements thereto.

SENIOR NOTEHOLDERS                      means the holders of the Senior Notes.

SENIOR NOTES                            means the 117/8% Notes, due May 15,
                                        2003, of Loehmann's issued and
                                        outstanding under or pursuant to the
                                        Senior Note Indenture.

SUBSEQUENT DISTRIBUTION                 means any distribution of Available
                                        Shares made to the holders of Allowed
                                        General Unsecured Claims on a Subsequent
                                        Distribution Date in accordance with
                                        Section VI.B.1(d) of the Plan.

SUBSEQUENT DISTRIBUTION DATE            means any date, as determined by
                                        Reorganized Loehmann's, in consultation
                                        with the Creditors Committee, which is
                                        after the Effective Date and prior to
                                        the Final Distribution Date on which a
                                        distribution of Available Shares is made to holders of Allowed General Unsecured
                                        Claims in accordance with Article
                                        VI.B.1(d) of the Plan.

TORT CLAIM                              means a Claim arising from or relating
                                        to (i) the commission or alleged
                                        commission of a tort including, without
                                        limitation, personal injury Claims, or
                                        any indemnification Claim arising from a tort liability, (ii) any general liability Claim, or (iii) any Claim predicated upon or arising under Title
                                        VII of the United States Code.

TRANSFER AGENT                          means the transfer agent for the New
                                        Common Stock.

                  B. INTERPRETATION, APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

                  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, such meanings to be applicable to both the singular and plural forms of the terms defined. Capitalized terms in the Plan that are not defined herein shall have the same meaning assigned to such terms by the Bankruptcy Code or Bankruptcy Rules, as the case may be. The words "herein," "hereof," and "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section or subsection in the Plan unless expressly provided otherwise. All gender references shall be deemed to refer to both genders. The words "includes" and "including" are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                       II.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

                  A.       INTRODUCTION.

                  All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

                  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the

Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

                           1. UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN).

                                    (a)     ADMINISTRATIVE CLAIMS.

                                    (b)     PRIORITY TAX CLAIMS.

                           2. UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN).

                                    (a)     CLASS 1:  OTHER PRIORITY CLAIMS.

                                    Class 1 consists of all Other Priority
                                    Claims.

                                    (b)     CLASS 2:  OTHER SECURED CLAIMS.

                                    Class 2 consists of all Other Secured
                                    Claims.

                                    (c)     CLASS 3:  DIP FINANCING CLAIMS.

                                    Class 3 consists of all DIP Financing
                                    Claims.

                           3. IMPAIRED CLASS OF CLAIMS (ENTITLED TO VOTE ON THE PLAN).

                                    (a)     CLASS 4: CONVENIENCE CLAIMS.

                                    Class 4 consists of all Convenience Claims.

                                    (b)     CLASS 5:  GENERAL UNSECURED CLAIMS.

                                    Class 5 consists of all General Unsecured
                                    Claims.

                           4. IMPAIRED CLASS OF EQUITY INTERESTS (DEEMED TO HAVE REJECTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN).

                                    (d)     CLASS 6:  EQUITY INTERESTS.

                                    Class 6 consists of all Equity Interests.

                                      III.

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

                  A.       ADMINISTRATIVE CLAIMS.

                  Except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive (a) Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable or (b) such other treatment as the Debtor and such holder shall have agreed upon in writing, subject to the consent of the Creditors Committee; PROVIDED, HOWEVER, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession (to the extent authorized and approved by the Court if such authorization and approval was required under the Bankruptcy Code) shall be paid in full and performed by the Reorganized Debtor, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

                  B.       PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS.

                  All entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is 30 days after the Effective Date or such other date as may be fixed by the Court and (b) if granted, such an award by the Court shall be paid in full in such amounts as are awarded by the Court (i) on the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Claim and the Debtor in Possession or, on and after the Effective Date, the Reorganized Debtor. The Debtor shall support an application filed by the Informal Noteholders Committee with the Court seeking reimbursement of the reasonable fees and expenses incurred by its counsel, Andrews & Kurth, L.L.P., up to a maximum aggregate amount of $50,000, in connection with the negotiation of the agreement between Loehmann's, Inc. and certain members of the Informal Noteholders Committee, dated July 27, 2000, and the negotiation of certain documents in connection therewith.

                  C.       PRIORITY TAX CLAIMS.

                  Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtor, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621; and (ii) with respect to state and city taxes, at the rate applicable under state or local law.

                                       IV.

                             TREATMENT OF CLAIMS AND
                                EQUITY INTERESTS

                  A.       CLASS 1 - OTHER PRIORITY CLAIMS.

                           1. DISTRIBUTIONS. Except to the extent that a holder
of an Allowed Other Priority Claim shall have agreed in writing to a different treatment, subject to the consent of the Creditors Committee, in full and final satisfaction of such claim, each holder of an Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of the Effective Date and the date when such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as practicable.

                           2. IMPAIRMENT AND VOTING. Class 1 is unimpaired under
the Plan. Holders of Allowed Claims in Class 1 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

                  B.       CLASS 2 - OTHER SECURED CLAIMS.

                           1. DISTRIBUTIONS. Except to the extent that a holder
of an Allowed Secured Claim shall have agreed in writing to a different treatment subject to the consent of the Creditors Committee at the sole option of the Debtor, in full and final satisfaction of such claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

                           2. IMPAIRMENT AND VOTING. Class 2 is unimpaired under
the Plan. The holders of Allowed Claims in Class 2 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

                  C.       CLASS 3 - DIP FINANCING CLAIMS.

                           1. DISTRIBUTIONS. On the Effective Date, or as soon
thereafter as practicable, in full and final satisfaction of such claims, each holder of a DIP Financing Claim shall receive payment in full in Cash.

                           2. IMPAIRMENT AND VOTING. Class 3 shall be unimpaired
under the Plan. The holders of DIP Financing Claims are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

                  D.       CLASS 4 - CONVENIENCE CLAIMS.

                           1. DISTRIBUTIONS. Each holder of an Allowed
Convenience Claim in Class 4 shall receive Cash in an amount equal to fifty percent (50%) of such Allowed Convenience Claim on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable. Any holder of a Claim which would otherwise be an Allowed Convenience Claim may elect on such holder's Ballot to have such Allowed Claim treated as an Allowed General Unsecured Claim under Class 5, in which event the holder of such Allowed Claim shall receive distributions under Class 5 on account of such Allowed Claim and shall forfeit its right to distributions under Class 4 on account of such Allowed Claim.

                           2. IMPAIRMENT AND VOTING. Class 4 is impaired under
the Plan. The holders of Allowed Convenience Claims in Class 4 are entitled to vote to accept or reject the Plan.

                           3. ELECTION TO BE TREATED AS A CONVENIENCE CLAIM. By
checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim in an amount greater than $2,000 may elect to reduce the amount of such holder's Allowed General Unsecured Claim to $2,000 and to receive a distribution upon such Allowed Class 4 Convenience Claim in the amount of $1,000 as described above. Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed General Unsecured Claim in excess of $2,000, and the holder of such Allowed Class 4 Convenience Claim shall be deemed to have released the Debtor and its estate, and its property from any and all liability for such excess amount. The holder of an Allowed General Unsecured Claim which timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Class 4 Convenience Claim for classification, voting and all other purposes under the Plan.

                  E.       CLASS 5 - GENERAL UNSECURED CREDITORS.

                           1. DISTRIBUTIONS. Each holder of an Allowed General
Unsecured Claim in Class 5 has the option to receive one of three distributions under the Plan by checking the appropriate box on a timely cast Ballot.

                                    (a) STOCK/NOTES ELECTION. A holder of an
Allowed General Unsecured Claim may elect to receive its Pro Rata share of (i) Available Shares and (ii) Available Notes (the "STOCK/NOTES ELECTION");

                                    (b) STOCK ONLY DISTRIBUTION. A holder of an
Allowed General Unsecured Claim may elect to receive (i) its Pro Rata share of Available Shares and (ii) an additional 66.67 shares of New Common Stock for every $1000 in New Senior Notes it would otherwise receive under the Stock/Notes Election (the "STOCK ONLY DISTRIBUTION"); or

                                    (c) ADDITIONAL NOTES ELECTION. A holder of
an Allowed General Unsecured Claim may elect to receive (i) its Pro Rata share of Available Notes; (ii) an additional $1000 in New Senior Notes for every 66.67 shares of New Common Stock it would otherwise receive as its Pro Rata share of Available Shares under the Stock/Notes Election (to the extent New Senior Notes are available for such conversion); and (iii) the remainder of its Pro Rata share of Available Shares, if any (the "ADDITIONAL NOTES ELECTION").

                  If a holder of an Allowed General Unsecured Claim fails to indicate its selection of the Stock/Notes Election or Additional Notes Election on a timely cast Ballot, such claimholder will receive the Stock Only Distribution. Each holder of a Class 5 Allowed General Unsecured Claim will receive its distribution on the later of (i) the Effective Date, or (ii) 30 days after the date on which such Claim becomes an Allowed General Unsecured Claim, or as soon thereafter as is practicable. If, after the Effective Date, any further Available Shares are available from the release of New Common Stock from the Disputed Claims Reserve, then each holder of an Allowed General Unsecured Claim will receive on a Subsequent Distribution Date, if any, and the Final Distribution Date, Available Shares on account of its Allowed General Unsecured Claim in accordance with Articles VI.B.1(d) and (e) of the Plan. Any further New Senior Notes released from the Disputed Claims Reserve shall be canceled in accordance with Article VI.B.5 of the Plan. Senior Note Claims will be allowed in the aggregate amount of $100,740,217.29.

                           2. IMPAIRMENT AND VOTING. Class 5 is impaired under
the Plan. Each holder of an Allowed Claim in Class 5 is entitled to vote to accept or reject the Plan. The holder of an Allowed General Unsecured Claim which timely makes either a Stock/Notes Election or an Additional Notes Election shall continue to be deemed the holder of an Allowed Class 5 General Unsecured Claim for classification, voting and all other purposes under the Plan.

                  F.       CLASS 6 - EQUITY INTERESTS.

                           1. DISTRIBUTIONS. The holders of Class 6 Equity
Interests shall receive no distributions whatsoever on account of such Equity Interests. All Equity Interests shall be canceled on the Effective Date.

                           2. IMPAIRMENT AND VOTING. Class 6 is impaired under
the Plan. As the holders of Equity Interests are receiving no distributions they are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

                                       V.

                         PROVISIONS REGARDING CORPORATE
                            GOVERNANCE AND MANAGEMENT
                           OF LOEHMANN'S HOLDINGS AND
                             THE REORGANIZED DEBTOR

                  A.       FORMATION OF HOLDING COMPANY.

                  On the Effective Date, a holding company ("LOEHMANN'S HOLDINGS") shall be formed which shall own 100% of Reorganized Loehmann's and which shall issue the New Senior Notes and New Common Stock pursuant to Article V.C. of the Plan.

                  B. DIRECTORS AND OFFICERS OF LOEHMANN'S HOLDINGS AND REORGANIZED LOEHMANN'S; AMENDED CERTIFICATE OF INCORPORATION AND AMENDED BY-LAWS.

                           1.       LOEHMANN'S HOLDINGS.

                           (A) BOARD OF DIRECTORS. As of the Effective Date, the
board of directors of Loehmann's Holdings shall initially consist of seven (7) members, five (5) of whom shall be jointly designated by the Creditors Committee and Informal Noteholders Committee whose names shall be disclosed on or before the date of the Confirmation Hearing, and two (2) of whom shall be Robert Friedman and Robert Glass. The Board of Directors of Loehmann's Holdings will select a Chairman of the Board of Directors of Loehmann's Holdings at its initial meeting.

                           (B) OFFICERS OF LOEHMANN'S HOLDINGS. The officers of
Loehmann's Holdings shall be disclosed at or prior to the Confirmation Hearing.

                           (C) CERTIFICATE OF INCORPORATION AND BY-LAWS. The
adoption of Loehmann's Holdings Certificate of Incorporation and Loehmann's Holdings By-Laws will be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of Loehmann's Holdings. On or prior to the Effective Date, Loehmann's Holdings will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Loehmann's Holdings Certificate of Incorporation and such certificate shall be the certificate of incorporation for Loehmann's Holdings. The Certificate of Incorporation and By- Laws shall be substantially in the forms contained in the Plan Supplement.

                           2.       REORGANIZED LOEHMANN'S.

                           (A) BOARD OF DIRECTORS. As of the Effective Date, the
board of directors of Reorganized Loehmann's shall initially consist of seven
(7) members, five (5) of whom shall be jointly designated by the Creditors Committee and Informal Noteholders Committee whose names shall be disclosed on or before the date of the Confirmation Hearing, and two (2) of whom shall be Robert Friedman and Robert Glass. The Board of Directors of Reorganized Loehmann's will select a Chairman of the Board of Directors of Reorganized Loehmann's at its initial meeting.

                           (B) OFFICERS OF REORGANIZED LOEHMANN'S. The officers
of Loehmann's immediately prior to the Effective Date shall serve as the initial officers of Reorganized Loehmann's on and after the Effective Date. Such officers shall serve in accordance with employment agreements to be negotiated with Reorganized Loehmann's and applicable nonbankruptcy law.

                           (C) AMENDED CERTIFICATE OF INCORPORATION AND AMENDED
LOEHMANN'S BY-LAWS. The adoption of the Amended Certificate of Incorporation and Amended By-Laws will be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of the Debtor or the Reorganized Debtor. On or prior to the Effective Date, Loehmann's will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Amended Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized Loehmann's. The Amended Certificate of Incorporation and Amended By-Laws shall be substantially in the forms contained in the Plan Supplement.

                  C.       SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

                           1. NEW COMMON STOCK. On the Effective Date, the
issuance by Loehmann's Holdings of between 3,333,333 and 5,000,000 shares of New Common Stock (depending on how many shares are required for distribution to claimholders pursuant to Article IV.E of the Plan), subject to increase by the Equity Incentive Plan, is hereby authorized without further act or action under applicable law, regulation, rule or order. Each share of New Common Stock will entitle its holder to one vote, with no cumulative voting rights. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Loehmann's Holdings. Reorganized Loehmann's and Loehmann's Holdings will use their best efforts to have the New Common Stock listed on a nationally recognized market or exchange. Reorganized Loehmann's is authorized to issue up to 1,000 shares of common stock; 100 of such shares (being 100% of the shares to be issued on the Effective Date) shall be issued to Loehmann's Holdings on the Effective Date.

                           2. NEW SENIOR NOTES. The New Senior Notes will be
issued by Loehmann's Holdings pursuant to an indenture (the "NEW NOTES INDENTURE"), which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected prior to the Confirmation Hearing. A summary of the principal terms and conditions of the New Senior Notes is attached hereto as Exhibit "A." The New Senior Notes and the New Notes Indenture will be in substantially the forms included in the Plan Supplement.

                  D.       SECURITIES LAWS MATTERS.

                  Each Initial Holder receiving a distribution of New Common Stock representing more than 10% of the aggregate New Common Stock issued on the Effective Date shall be entitled to become a party to the Registration Rights Agreement, which provides that Loehmann's Holdings will file and maintain the effectiveness of a shelf registration right statement for such Initial Holder for the New Common Stock and the New Senior Notes, covering the resale of all such securities. Certificates evidencing shares of New Common Stock received by an Initial Holder who is deemed to be an affiliate of the Debtor by reason of its equity holdings or otherwise will bear a legend stating, in substance, that such shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale or otherwise transferred unless registered or qualified under such Act and applicable state securities laws or unless Loehmann's Holdings receives a certificate executed by a duly authorized officer of such Initial Holder or an opinion of counsel, as applicable, reasonably satisfactory to the Loehmann's Holdings that such registration or qualification is not required. The Registration Rights Agreement will be in substantially the form included in the Plan Supplement.

                  E.       LOEHMANN'S HOLDINGS EQUITY INCENTIVE PLAN.

                  On the Effective Date, Loehmann's Holdings will adopt a stock option plan (the "EQUITY INCENTIVE PLAN") which permits Loehmann's Holdings to grant to its officers and directors and the officers and directors of Reorganized Loehmann's, options to acquire shares of New Common Stock. Such stock option plan shall be on the terms described in Exhibit "B" hereto and shall be in substantially the form contained in the Plan Supplement.

                                       VI.

                            MEANS OF IMPLEMENTATION,
                           PROVISIONS REGARDING VOTING
                        AND DISTRIBUTIONS UNDER THE PLAN
                    AND TREATMENT OF DISPUTED, CONTINGENT AND
                  UNLIQUIDATED ADMINISTRATIVE CLAIMS AND CLAIMS

                  A.       VOTING OF CLAIMS.

                  Each holder of an Allowed Claim in an Impaired Class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

                  B.       DISTRIBUTIONS.

                           1.       METHOD OF DISTRIBUTIONS UNDER THE PLAN.

                                    (a) DATE AND DELIVERY OF DISTRIBUTIONS.
Distributions under the Plan shall be made by the Reorganized Debtor or its designee to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed DIP Financing Claims, Allowed Other Secured Claims, Allowed Convenience Claims and Allowed General Unsecured Claims at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if the Debtor or the Reorganized Debtor has been notified in writing of a change of address), except that all distributions to the holders of Allowed Senior Note Claims shall be made in accordance with the Senior Note Indenture. Distributions of New Senior Notes and New Common Stock shall be made initially to the Transfer Agent who shall make the distributions to the holders of Allowed General Unsecured Claims or, in the case of holders of Allowed Senior Note Claims, to the Senior Note Indenture Trustee for further distribution to individual holders of Senior Note Claims in accordance with the Senior Note Indenture. Notwithstanding any provisions in the Plan to the contrary, the Senior Note Indenture will continue in effect to the extent necessary to allow the Senior Note Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Senior Note Claims. New Senior Notes (including any interest earned thereon) and New Common Stock (including dividends paid on account thereof) shall be held in trust by the disbursing agent or the Reorganized Debtor, as applicable, for the benefit of holders of Disputed Claims until such time as such shares and/or notes are distributed to holders of Allowed Claims. Until such distribution, shares of New Common Stock held for the benefit of Disputed Claims holders shall be treated as treasury stock for voting purposes.

                                    (b) DISTRIBUTION OF CASH. Any payment of
Cash by the Reorganized Debtor pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtor by (i) a check drawn on, or
(ii) wire transfer from, a domestic bank selected by the Reorganized Debtor.

                                    (c) EFFECTIVE DATE DISTRIBUTIONS. On the
Effective Date, or as soon thereafter as practicable, the Reorganized Debtor shall distribute Available Notes and Available Shares to the holders of Allowed General Unsecured Claims.

                                    (d) DISTRIBUTIONS ON SUBSEQUENT DISTRIBUTION
DATES. Unless otherwise provided in the Plan, to the extent there are Available Shares subsequent to the Effective Date as a result of the release of shares of New Common Stock from the Disputed Claims Reserve in accordance with Article VI.B.4. of the

Plan or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Article VI.B.1.(g) of the Plan, the Reorganized Debtor shall, on a Subsequent Distribution Date, distribute (with the written consent of the Creditors Committee or Court order on notice to the Creditors Committee) such Available Shares to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date or subsequently have become Allowed on or before the Subsequent Distribution Date in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock in respect of such Allowed General Unsecured Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (x) such Available Shares had been available for distribution on the Effective Date, (y) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Subsequent Distribution Date, and (z) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Subsequent Distribution Date had been disallowed on the Effective Date.

                                    (e) DISTRIBUTIONS ON THE FINAL DISTRIBUTION
DATE. Unless otherwise provided in this Plan, to the extent there are Available Shares subsequent to the Effective Date from the release of shares of New Common Stock from the Disputed Claims Reserve in accordance with Article VI.B.4. of the Plan, or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Article VI.B.1.(g) of the Plan, the Reorganized Debtor shall, on the Final Distribution Date, distribute all such Available Shares to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before the Final Distribution Date in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock in respect of such Allowed Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (x) such Available Shares had been available for distribution on the Effective Date, (y) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Final Distribution Date, and (z) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Final Distribution Date had been disallowed on the Effective Date; PROVIDED, HOWEVER, that in no event shall the Reorganized Debtor be obligated to make such a distribution if, in the discretion of the Reorganized Debtor and the Creditors Committee, there are Available Shares to make a cost-efficient distribution, taking into account the size of the distribution to be made and the number of recipients of such distribution, in which event such shares of New Common Stock shall become the property of the Reorganized Debtor.

                                    (f) RESERVE SHARES AND NOTES FOR DISPUTED
CLAIMS. On the date on which the Reorganized Debtor makes its initial distribution to holders of

Allowed General Unsecured Claims pursuant to Article VI.B.1 of the Plan, the Reorganized Debtor shall deposit with the Transfer Agent an aggregate number of New Senior Notes and shares of New Common Stock sufficient to distribute to each holder of a Disputed Claim (i) the number of New Senior Notes and/or shares of New Common Stock that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed General Unsecured Claim on the date of such initial distribution, or (ii) such lesser amount as the Court may estimate pursuant to Article VI.C. of the Plan or may otherwise order. New Senior Notes and shares of New Common Stock shall be withheld by the Transfer Agent and reserved for distribution to holders of Disputed Claims until such time as such notes and/or shares are distributed to holders of Allowed Claims. Until such distribution, shares of New Common Stock held for the benefit of Disputed Claims holders shall be treated as treasury stock for voting purposes.

                                    (g) UNCLAIMED DISTRIBUTIONS. Any
distribution of Cash under the Plan which is unclaimed after the later to occur of (a) two years after distribution or (b) six months after the date on which such claimant's Claim is Allowed shall be transferred to the Reorganized Debtor notwithstanding state or other escheat or similar laws to the contrary. Distributions under the Plan consisting of New Senior Notes or New Common Stock that are unclaimed for a period of two years after distribution shall be canceled and any dividends or interest which has been paid with respect to such securities shall be transferred to the Reorganized Debtor and entitlement by the holder of a Claim to such distribution shall be extinguished and forever barred.

                                    (h) SATURDAYS, SUNDAYS, OR LEGAL HOLIDAYS.
If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

                                    (i) FRACTIONAL NOTES AND FRACTIONAL SHARES.

                                            (i) FRACTIONAL NOTES.
         Notwithstanding any other provision in the Plan to the contrary, no fractional denominations of New Senior Notes shall be issued pursuant to the Plan. Whenever the issuance of any New Senior Note would otherwise call for the issuance in an amount for a fraction of a New Senior Note (issued in $100 denominations), the actual issuance of such New Senior Note shall reflect a rounding of such fraction to the nearest whole New Senior Note denomination (up or down), with half denominations being rounded down.

                                            (ii) FRACTIONAL SHARES.
         Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New

         Common Stock shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of New Common Stock would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such faction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of a half of a share being rounded up. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares, as the case may be, which remain to be allocated, the Transfer Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Transfer Agent deems fair, in the Transfer Agent's sole discretion. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

                                    (j) DISTRIBUTIONS TO HOLDERS AS OF THE
RECORD DATE. As at the close of business on the Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. Further, at the close of business on the Record Date, the Senior
Note Indenture Trustee shall close the register for the Senior Notes. The Debtor, the Reorganized Debtor and the Senior Note Indenture Trustee shall have no obligation to recognize any transfer of any Claims (including Senior Note Claims) occurring after the Record Date. The Debtor, the Reorganized Debtor and the Senior Note Indenture Trustee shall instead be entitled to recognize and deal for purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Article VI.A) with only those record holders stated on the claims register and the register for the Senior Notes as of the close of business on the Record Date.

                                    (k) SENIOR NOTE INDENTURE TRUSTEE'S FEES AND
EXPENSES. The Senior Note Indenture Trustee shall be entitled to payment from Reorganized Loehmann's of Indenture Trustee Expenses incurred in connection with such Trustee's making distributions under the Plan without further Bankruptcy Court approval. These payments will be made on terms agreed to with Reorganized Loehmann's and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Senior Note Claims.

                           2. DISPUTED GENERAL UNSECURED CLAIMS. The holder of a
Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive a distribution of New Senior Notes and/or New Common Stock as soon thereafter as is practicable. Such distributions shall be made in accordance with the Plan based on the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date.

                           3.       OBJECTIONS TO AND RESOLUTION OF
                                    ADMINISTRATIVE CLAIMS AND CLAIMS;
                                    ADMINISTRATIVE, PRIORITY AND CONVENIENCE
                                    CLAIMS RESERVE.

                                    (a) OBJECTIONS TO AND RESOLUTION OF
ADMINISTRATIVE CLAIMS AND CLAIMS. The Debtor, the Reorganized Debtor and the Creditors Committee shall have the exclusive right to make and file objections to Administrative Claims and Claims subsequent to the Confirmation Date. All objections shall be litigated to a Final Order. Unless otherwise ordered by the Court, the Debtor, the Reorganized Debtor and the Creditors Committee shall file all objections to Administrative Claims and Claims that are the subject of proofs of claim or requests for payment filed with the Court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the holders of the Administrative Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Court.

                                    (b)  ADMINISTRATIVE, PRIORITY AND
                                         CONVENIENCE CLAIMS RESERVE.

                                            (i) ESTABLISHMENT OF ADMINISTRATIVE,
         PRIORITY AND CONVENIENCE CLAIMS RESERVE. On the Effective Date, the Reorganized Debtor shall place into reserve an amount of Cash equal to
         (i) the sum of the aggregate amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims and Disputed Convenience Claims, plus (ii) an amount to be determined by the Court to be reserved for any Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims that are unliquidated (the "ADMINISTRATIVE, PRIORITY AND CONVENIENCE CLAIMS RESERVE").

                                            (ii) CASH HELD IN ADMINISTRATIVE,
         PRIORITY AND CONVENIENCE CLAIMS RESERVE. Cash held in the Administrative, Priority and Convenience Claims Reserve shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtor and designated as held in trust for the benefit of holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Convenience Claims. Cash held in the Administrative, Priority and Convenience Claims Reserve shall not constitute property of the Reorganized Debtor. The Reorganized Debtor shall invest the Cash held in the Administrative, Priority and Convenience Claims Reserve in a manner consistent with investment guidelines to be included in the Plan Supplement. The Reorganized Debtor shall pay, or cause to be paid, out of the funds held in the Administrative, Priority and Convenience Claims Reserve, any tax imposed on the Administrative, Priority and Convenience Claims Reserve by any governmental unit with respect to income generated by Cash held in the Administrative, Priority and Convenience Claims Reserve. Any Cash held in the Administrative, Priority and Convenience Claims Reserve after all Administrative, Priority and Convenience Claims have been Allowed or disallowed shall be transferred to and become the property of the Reorganized Debtor.

                           4. ALLOWANCE OF DISPUTED ADMINISTRATIVE, PRIORITY AND
CONVENIENCE CLAIMS. If, on or after the Effective Date, any Disputed Administrative, Priority or Convenience Claim becomes an Allowed Claim, the Reorganized Debtor shall, 30 days after the date on which such Claim becomes an Allowed Claim, or as soon thereafter as is practicable, distribute from the Administrative, Priority and Convenience Claims Reserve to the holder of such Allowed Administrative, Priority or Convenience Claim Cash equal to the amount that such holder would have been entitled to had such Claim been Allowed on the Effective Date.

                           5. RELEASE OF SHARES AND NOTES FROM DISPUTED CLAIMS
RESERVE. If at any time or from time to time after the Effective Date, there shall be New Senior Notes and/or shares of New Common Stock in the Disputed Claims Reserve in an amount in excess of the amount which the Reorganized Debtor is required at such time to reserve on account of Disputed Claims under the Plan or pursuant to any Order of the Court, (i) such excess shares of New Common Stock shall become available for distribution in accordance with the Plan, and
(ii) such excess New Senior Notes shall be canceled.

                           6. ALLOCATION OF CONSIDERATION. The aggregate
consideration to be distributed to the holders of Allowed Claims in each Class under the Plan (other than the Claims, if any, of the Internal Revenue Service) shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys' fees where applicable.

                           7. CANCELLATION AND SURRENDER OF EXISTING SECURITIES
AND AGREEMENTS. On the Effective Date, the Senior Notes and Equity Interests shall be deemed canceled and such agreements and securities, including the Senior Note Indenture (except as provided in Article VI.B.1.(a)), together with all instruments issued pursuant thereto, shall have no further legal effect other than as evidence of any right to receive distributions, fees and expenses under the Plan. In addition, the Indenture Trustee's obligations shall be discharged (except as contemplated in Article VI.B.).

                           Notwithstanding any other provision of the Plan, as a
condition precedent to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument or security evidencing a Claim must tender such promissory note or other instrument or security to the Reorganized Debtor or its designee or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Reorganized Debtor and the Indenture Trustee.

                           Any holder of a Claim that fails to surrender such
instrument or to provide the affidavit and indemnity or bond before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder's Claim becomes an Allowed Claim shall be deemed to have forfeited all rights and/or Claims and may not receive or participate in any distribution under the Plan.

                  C.       ESTIMATION.

                  The Debtor, the Reorganized Debtor or the Creditors Committee may, at any time, request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor, the Reorganized Debtor or the Creditors Committee have previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim, the amount on which a reserve is to be calculated for purposes of the Disputed Claims Reserve, or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor, the Reorganized Debtor or the Creditors Committee may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

                  D.       ADMINISTRATIVE CLAIMS OF INDENTURE TRUSTEE.

                  In addition to any other Administrative Claim that may be filed by the Indenture Trustee pursuant to the provisions set forth herein, the Indenture Trustee shall have an Allowed Administrative Claim in an amount equal to the reasonable and necessary fees and expenses incurred by the Indenture Trustee and its legal counsel in accordance with and to the extent provided for in the Senior Note Indenture for the period covering the Petition Date through and including the Effective Date.

                  E.       NONCONSENSUAL CONFIRMATION.

                  As the holders of Equity Interests in Class 6 are deemed to reject the Plan, the Debtor will seek to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

                  F. THE AMENDED CERTIFICATE OF INCORPORATION, THE AMENDED BY-LAWS AND OTHER IMPLEMENTATION DOCUMENTS.

                  On or before the Effective Date, the Reorganized Debtor and Loehmann's Holdings will execute the Amended Certificate of Incorporation, the Amended By-Laws, the Loehmann's Holdings Certificate of Incorporation, Loehmann's Holdings By-Laws, the Equity Incentive Plan, the Registration Rights Agreement and all other documents required and necessary to implement the Plan, without the requirement of any further corporate action.

                                      VII.

                       EFFECT OF CONFIRMATION OF THIS PLAN

                  A.       CONTINUED CORPORATE EXISTENCE.

                  The Debtor, as Reorganized Debtor, shall continue to exist after the Effective Date with all powers of a corporation under the laws of its state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law; and the Reorganized Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan.

                  B.       VESTING OF ASSETS.

                  Except as otherwise expressly provided in the Plan, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtor shall form two (2) subsidiaries. Such subsidiaries shall be vested with all of the property of the Debtor's estate free and clear of all Claims, Liens, encumbrances, charges and other interests of creditors and equity security holders. Tangible assets shall be transferred to one subsidiary and intangible assets shall be transferred to the other.

                  C.       DISCHARGE OF THE DEBTOR.

                  The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Debtor in Possession, the Reorganized Debtor or any of its assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, Liens on, and Equity Interests in the Debtor, its assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution hereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtor, the Reorganized Debtor, or any of its assets or properties, any other or further Claim or Equity Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

                  D.       INJUNCTION.

                  Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Court, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtor which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor, with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtor (including, without limitation, the Reorganized Debtor) and its properties and interests in property.

                  E. EXTINGUISHMENT OF CAUSES OF ACTION UNDER THE AVOIDING POWER PROVISIONS.

                  On the Effective Date, all rights, claims, causes of action, avoiding powers, suits and proceedings arising under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code shall be extinguished whether or not then pending. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all other Claims, Causes of Action, rights of setoff and other legal or equitable defenses which the Debtor had immediately prior to the Petition Date as fully as if the Chapter 11 Case had not been commenced; and all of the Reorganized Debtor's legal and equitable rights respecting any such Claim which is not specifically waived, extinguished or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.

                  F.      VOTES SOLICITED IN GOOD FAITH.

                  The Debtor, the Creditors Committee and the Informal Noteholders Committee have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor and the Creditors Committee (and each of their respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan and therefore have not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

                  G.       ADMINISTRATIVE CLAIMS INCURRED AFTER THE CONFIRMATION
                           DATE.

                  Administrative Claims incurred by the Reorganized Debtor after the date and time of the entry of the Confirmation Order, including (without limitation) Claims for professionals' fees and expenses incurred after such date, including, without limitation, fees and expenses by the Reorganized Debtor, the Creditors Committee and Senior Note Indenture Trustee, shall not be subject to application and may be paid by the Reorganized Debtor in the ordinary course of business and without application for or Court approval.

                  H.       THE DEBTOR'S RELEASE.

                  On the Effective Date, the Debtor and the Reorganized Debtor, on behalf of themselves and their estates, shall be deemed to release unconditionally all of their respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals, the Creditors Committee members, counsel to the Creditors Committee, financial advisors to the Creditors Committee, the Informal Noteholders Committee members, counsel to the Informal Noteholders Committee, the Senior Note Indenture Trustee and each of their representatives and agents (including any professionals retained by such persons or entities) (the "RELEASED PARTIES") from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case or the Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, and (ii) the Reorganized Debtor shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtor.

                  I.       EXCULPATION, RELEASE AND INJUNCTION OF RELEASED
                           PARTIES.

                           1. EXCULPATION. The Debtor, the Reorganized Debtor,
members of the Creditors Committee, members of the Informal Noteholders Committee, the Senior Note Indenture Trustee and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the negotiation of the Plan, the negotiation of the other documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Case, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof (including, without limitation, the Equity Plan, employment contracts, programs and arrangements adopted in connection with the Plan or the Chapter 11 Case), except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

                           2. INJUNCTION. Pursuant to section 105 of the
Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any action, employment of process, or any act to collect, offset, or recover any claim against a Released Party that accrued on or prior to the Effective Date and has been released or waived pursuant to Article VII.I.1.

                           3. LIMITATION OF GOVERNMENTAL RELEASES.
Notwithstanding Articles VII.I.1 and 2. of the Plan, the Plan shall not release, discharge, or exculpate any non-debtor party from any debt owed to the United States Government and/or its agencies, including the Pension Benefit Guaranty Corporation (the "GOVERNMENT"), or from any liability arising under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the environmental laws, securities laws or criminal laws of the United States. In addition, notwithstanding Articles VII.I.1. and 2. of the Plan, the Plan shall not enjoin or prevent the Government from collecting any such liability from any such non-debtor party.

                  J.       TERM OF BANKRUPTCY INJUNCTION OR STAYS.

                  All injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  K.       PRESERVATION OF INSURANCE.

                  The Debtor's discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtor, the Reorganized Debtor (including, without limitation, its officers and directors) or any other person or entity.

                  L. OFFICERS' AND DIRECTORS' INDEMNIFICATION RIGHTS AND INSURANCE.

                  Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its present directors, officers, and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or by-laws of the Debtor, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date.

                                      VIII.

                            RETENTION OF JURISDICTION

                  The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (1) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the Confirmation Date, and the allowance of Claims resulting therefrom; (2) to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date; (3) to ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein; (4) to resolve disputes as to the ownership of any Claim or Equity Interest; (5) to hear and determine timely objections to Administrative Claims, Claims and Equity Interests; (6) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (7) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (8) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order; (9) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code; (10) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan; (11) to hear and determine any issue for which the Plan requires a Final Order of the Court; (12) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (13) to hear any other matter not inconsistent with the Bankruptcy Code; (14) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Confirmation Date through and including the Effective Date; and (15) to enter a final decree closing the Chapter 11 Case.

                                       IX.

                            MISCELLANEOUS PROVISIONS

                  A.       PAYMENT OF STATUTORY FEES.

                  All fees payable on or before the Effective Date (i) pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, and (ii) to the United States Trustee, shall be paid by the Debtor on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the Reorganized Debtor.

                  B.       DISSOLUTION OF CREDITORS COMMITTEE.

                  The appointment of the Creditors Committee shall terminate on the Final Distribution Date.

                  C.       MODIFICATION OF THE PLAN.

                  The Debtor reserves the right, in accordance with the Bankruptcy Code, to amend or to modify the Plan prior to the entry of the Confirmation Order with the prior consent of the Creditors Committee and Informal Noteholders Committee. After entry of the Confirmation Order, the Reorganized Debtor or the Debtor may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan.

                  D.       GOVERNING LAW.

                  Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

                  E.       FILING OR EXECUTION OF ADDITIONAL DOCUMENTS.

                  On or before the Effective Date, the Debtor or the Reorganized Debtor, shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                  F.       WITHHOLDING AND REPORTING REQUIREMENTS.

                  In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

                  G.       EXEMPTION FROM TRANSFER TAXES.

                  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Senior Notes or New Common Stock under the Plan, the making or assignment of any lease or sublease or the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax.

                  H.       SECTION 1145 EXEMPTION.

                  Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, the issuance of New Senior Notes and New Common Stock to the Debtor's creditors under the Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Senior Notes and New Common Stock and is deemed to be a public offering of New Senior Notes and New Common Stock.

                  I.       WAIVER OF FEDERAL RULE OF CIVIL PROCEDURE 62(A).

                  The Debtor may request that the Confirmation Order include (a) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and (b) authorization for the Debtor to consummate the Plan immediately after entry of the Confirmation Order.

                  J.       HEADINGS.

                  Headings used in the Plan are for convenience of reference only and shall not constitute a part of the Plan for any purpose.

                  K.       EXHIBITS/SCHEDULES.

                  All Exhibits and Schedules to the Plan are incorporated into and constitute a part of the Plan as if set forth herein.

                  L.       NOTICES.

                  All notices, requests, and demands hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                  TO THE DEBTOR: Loehmann's, Inc., 2500 Halsey Street, Bronx, New York 10461, Attention: Robert N. Friedman, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, attention: Alan W. Kornberg, Tel.: (212) 373-3000/Fax: (212)
757-3990.

                  TO THE CREDITORS COMMITTEE: Kronish Lieb Weiner & Hellman, LLP, 1114 Avenue of the Americas, New York, New York 10036-7798, attention:
Lawrence C. Gottlieb, Tel.: (212) 479-6140/Fax: (212) 479-6275.

                  TO THE INFORMAL NOTEHOLDERS COMMITTEE: Andrews & Kurth, L.L.P., 805 Third Ave., New York, New York 10022, attention: Paul N. Silverstein, Tel.: (212) 850-2800/Fax: (212) 850-2929.

                  M.       PLAN SUPPLEMENT.

                  Forms of the documents relating to the Amended Certificate of Incorporation, the Amended By-Laws, the Loehmann's Holdings Certificate of Incorporation, the Loehmann's Holdings By-Laws, the New Notes Indenture, the

New Senior Notes, the Registration Rights Agreement, the investment guidelines referred to in Article VI.B.(3)(b)(ii) and the Equity Incentive Plan shall be contained in the Plan Supplement which will be filed with the Clerk of the Court prior to the Confirmation Hearing. The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Article IX.L. of the Plan.

                  N.       CONFLICT.

                  The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

                  O.       SETOFF BY THE UNITED STATES.

                  The valid setoff rights, if any, of the United States of America will be unaffected by this Plan or confirmation thereof.

                                       X.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Other than (i) executory contacts or unexpired leases which
(x) are the subject of a motion to reject pending on the Confirmation Date, (y) were previously assumed or rejected by the Debtor, or (z) have expired or terminated pursuant to their own terms during the pendency of the Chapter 11 Case, and (ii) employment agreements, if any, terminated prior to or in connection with the Plan, all of the executory contracts, unexpired leases and employment agreements that exist between the Debtor and any person are specifically assumed as of the Effective Date pursuant to the Plan. All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its estate and the Reorganized Debtor. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 5 Claims. The Reorganized Debtor, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 60 days of the Effective Date under any executory contract, unexpired lease or employment agreement assumed pursuant to the Plan in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtor or the Reorganized Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

                                       XI.

                                  BENEFIT PLANS

                  All employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtor's obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

                                      XII.

                            EFFECTIVENESS OF THE PLAN

                  A.       CONDITIONS PRECEDENT TO EFFECTIVENESS.

                           The Plan shall not become effective unless and until
it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Article XII.B.: (1) the Confirmation Order in a form satisfactory to the Debtor, the Creditors Committee and the Informal Noteholders Committee shall have become a Final Order; (2) the Amended Certificate of Incorporation shall have been properly filed with the Secretary of State of the State of Delaware; (3) the Loehmann's Holdings Certificate of Incorporation shall have been properly filed with the Secretary of State of the State of Delaware; (4) all authorizations, consents and regulatory approvals required (if any) for the Plan's effectiveness shall have been obtained; and (5) on the Effective Date, Loehmann's Holdings, the Reorganized Debtor and/or the subsidiaries to be formed on the Effective Date have entered into a senior secured credit facility and Loehmann's Holdings has entered into the New Notes Indenture, on terms acceptable to the Creditors Committee and the Informal Noteholders Committee.

                  B.       WAIVER OF CONDITIONS.

                           The Debtor may waive any or all of the conditions set
forth in Article XII.A. above at any time, with the prior consent of the Creditors Committee and the Informal Noteholders Committee, without leave of or order of the Court and without any formal action.

                  C.       EFFECT OF FAILURE OF CONDITIONS.

                           In the event that the Effective Date does not occur
on or before one hundred and twenty (120) days after the Confirmation Date, upon notification submitted by the Debtor to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtor's obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

                  D.       VACATUR OF CONFIRMATION ORDER.

                           If an order denying confirmation of the Plan is
entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtor; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtor;
(c) prejudice in any manner any right, remedy or claim of the Debtor; or (d) be deemed an admission against interest by the Debtor.


Dated:  September 6, 2000

                              LOEHMANN'S, INC.


                              By:  /s/ Robert Glass
                                   --------------------------------------------
                                   Name:  Robert Glass
                                   Title: President, Chief Operating Officer

Exhibits to the Plan

A        -        Summary of Terms of New Senior Notes
B        -        Summary of Equity Incentive Plan

                                    EXHIBIT A

                       LOEHMANN'S HOLDINGS (THE "COMPANY")
                       11% SENIOR NOTES DUE FIVE (5) YEARS
                      AND ONE MONTH FROM THE EFFECTIVE DATE

                                SUMMARY OF TERMS


Notes Offered:                     11% Senior Notes due five (5) years and one
                                   month from the Effective Date (the "NOTES").

Maturity Date:                     five (5) years and one month from the
                                   Effective Date

Amount:                            up to $25,000,000 to be issued on the
                                   Effective Date.

Denomination:                      Notes will be issued in $100 denominations;
                                   no fractional denominations will be issued.
                                   An issuance of Notes otherwise calling for the issuance of fractional denominations shall reflect a rounding of such fraction to the nearest whole Note denomination (up or down), with half denominations being rounded down.

Interest:                          Interest will accrue at a rate of 11% per
                                   annum and be payable semi-annually (each
                                   April 30 and October 30) (i) for the period from the earlier of the Effective Date and November 1, 2000 through April 30, 2001 by the issuance of additional Notes, and (ii) for subsequent periods (a) in cash, if the "Free Cash Flow Test" is met, or (b) otherwise, by the issuance of additional
                                   Notes. If interest is to be payable by the issuance of additional Notes and such issuance would result in the issuance of a fraction of a Note to a particular noteholder, such interest shall be recorded in book- entry form only and will not be payable until interest aggregating a whole
                                   Note denomination or a multiple thereof has accrued.

                                   1.       FREE CASH FLOW TEST: Reorganized
                                            Loehmann's must have, on a pro forma
                                            basis, at least $0 of Free Cash
                                            Flow, assuming that interest on the
                                            Notes and any required matching
                                            early amortization payments (the
                                            "MATCHING AMORTIZATION") on
                                            Reorganized Loehmann's Senior
                                            Secured Credit facility (the "EXIT
                                            FACILITY") were paid in cash for the
                                            prior twelve months ending on the
                                            January 31 or July 31 preceding the
                                            interest payment date. If
                                            Reorganized Loehmann's has minimum
                                            excess availability of $25 million
                                            under the Exit Facility on the date
                                            of the Free Cash Flow Test, Matching
                                            Amortization is not required to be
                                            paid, and is not deducted in the
                                            calculation of Free Cash Flow.

                                                  (a) "FREE CASH FLOW" is
                                                  defined as EBITDA (i) less
                                                  Capital Expenditures, (ii)
                                                  plus/less Changes in Working
                                                  Capital, (iii) less senior
                                                  secured interest expense, (iv)
                                                  less senior secured required
                                                  debt amortization, (v) less
                                                  pro forma Notes interest
                                                  expense, (vi) less pro forma
                                                  Matching Amortization, and
                                                  (vii) less pro forma cash
                                                  taxes.

                                                  (b) "MATCHING AMORTIZATION" is
                                                  defined as an amortization
                                                  payment on the Exit Facility
                                                  term borrowing base component
                                                  equal to the Notes cash
                                                  interest payment. Matching
                                                  Amortization is a permanent
                                                  reduction in the term
                                                  borrowing base component of
                                                  the Exit Facility.

                                   2.       Reorganized Loehmann's will be
                                            permitted to upstream to Loehmann's
                                            Holdings dividends or intercompany
                                            advances of cash sufficient to make
                                            allowed cash interest payments on
                                            the Notes.

Ranking: The Notes will be unsecured senior obligations of the Company and will rank PARI PASSU to all existing and future senior indebtedness of the Company and senior to all future subordinated indebtedness. There will be no guarantees of the Notes by any subsidiaries.

Restrictive Covenants:             1.       LIMITATION ON INDEBTEDNESS.
                                   2.       OTHER COVENANTS. To be set forth in
                                            the New Notes Indenture.

Events of Default:                 Customary events of default will be provided
                                   for in the New Notes Indenture.


THE NEW NOTES INDENTURE AND NEW SENIOR NOTES WILL BE IN SUBSTANTIALLY THE FORMS INCLUDED IN THE PLAN SUPPLEMENT TO BE FILED WITH THE CLERK OF THE COURT PRIOR TO THE CONFIRMATION HEARING.

                                    EXHIBIT B

                        SUMMARY OF EQUITY INCENTIVE PLAN

                  The following are the key terms of Loehmann's Holdings' Equity Incentive Plan:

Shares Available:                  The number of options that will be available
                                   for grant pursuant to the Equity Incentive
                                   Plan will be equal to 425,000 shares of New
                                   Common Stock.

Eligible Participants:             All members of the Board of Directors of
                                   Loehmann's Holdings and Reorganized
                                   Loehmann's and certain key senior management executives of Loehmann's Holdings and
                                   Reorganized Loehmann's will be eligible to participate in the Equity Incentive Plan.

Effective Date Grants:             On the Effective Date, Robert Friedman and
                                   Robert Glass will each receive options to acquire 131,250 shares of the New Common
                                   Stock for a total of 262,500 shares.

Strike Price:                      The strike price shall be $15.

Vesting: Options granted under the Equity Incentive Plan will vest in four (4) equal tranches on each of the Effective Date and the first three (3) anniversaries thereafter.

Duration of Options:               Options must be exercised on or before the
                                   fifth (5th) anniversary of the grant date.

Change of Control:                 In the event a sale of Reorganized Loehmann's
                                   or Loehmann's Holdings (whether stock or substantially all of the assets) occurs, all options that have not vested as of such date shall automatically vest in full.

Termination of Option              If an option holder is terminated from
Holder                             employment by Reorganized Loehmann's or
                                   removed as a director of Reorganized
                                   Loehmann's (in each case other than for
                                   "cause"), such option holder's options that are vested as of such date shall be exercisable for a period of 60 days following such date of termination or removal and all unvested options will on such date be forfeited.

THE EQUITY INCENTIVE PLAN WILL BE IN SUBSTANTIALLY THE SAME FORM INCLUDED IN THE PLAN SUPPLEMENT TO BE FILED WITH THE CLERK OF THE COURT PRIOR TO THE CONFIRMATION HEARING.